EXHIBIT 10.3
PHASE I AND PHASE II
ENGINEERING SERVICES AGREEMENT
BETWEEN
SIOUXLAND ETHANOL, LLC
AND
FAGEN ENGINEERING, LLC
September 28, 2005

Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

i

Table of Contents
(continued)
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

ii

Table of Contents
(continued)
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

iii

PHASE I AND PHASE II
ENGINEERING SERVICES AGREEMENT
     THIS PHASE I AND PHASE II ENGINEERING SERVICES AGREEMENT (the “Agreement”) is made as of September 28, 2005, (the “Effective Date”) by and between Siouxland Ethanol, LLC, a Nebraska Limited Liability Company (the “Client”) and Fagen Engineering, LLC a Minnesota Limited Liability Company (the “Engineer”). Each of the Client and Engineer are referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, Client is developing a 50 million gallons per year dry grind ethanol production facility to be located in Jackson, Nebraska (the “Plant”) to be owned and operated by Client; and
     WHEREAS, Client and Fagen, Inc. (“Design — Builder”) intend to enter into that certain Lump-Sum Design-Build Agreement (“Design-Build Agreement”) under which Fagen, Inc., an affiliate of Engineer, will serve as the design-builder for the Plant and provide design, engineering, procurement and construction services for the development and construction of the Plant; and
     WHEREAS, Client wishes to retain an entity in advance of entering into the Design-Build Agreement to perform certain engineering and design work that will be required under the Design-Build Agreement on the terms and conditions set forth in this Agreement, and Engineer desires to act as such entity upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by this Agreement, the parties do hereby agree as follows:
Article 1
Definitions; Rules of Interpretation
1.1	Rules of Construction.
     The capitalized terms listed in this Article 1 shall have the meanings set forth herein whenever the terms appear in this Agreement, whether in the singular or the plural or in the present or past tense. Other terms used in this Agreement but not listed in this Article shall have meanings as commonly used in the English language and, where applicable, in generally accepted construction and design-build industry standards. Words not otherwise defined herein that have well known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings. In addition, the following rules of interpretation shall apply:
(a)	The masculine shall include the feminine and neuter.
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

(b)	References to “Articles,” “Sections,” “Schedules,” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of this Agreement.

(c)	This Agreement was negotiated and prepared by each of the Parties with the advice and participation of counsel. The Parties have agreed to the wording of this Agreement and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof. The following definitions will apply in this Agreement:
1.2	Defined Terms.
     In addition to definitions appearing elsewhere in this Agreement, the following terms have the following meanings:
Agreement will have the meaning given to such term in the Preamble to this Agreement.
Applicable Law means
(a)	any and all laws, legislation, statutes, codes, acts, rules, regulations, ordinances, treaties or other similar legal requirements enacted, issued or promulgated by a Governmental Authority;

(b)	any and all orders, judgments, writs, decrees, injunctions, Governmental Approvals or other decisions of a Governmental Authority; and

(c)	any and all legally binding announcements, directives or published practices or interpretations, regarding any of the foregoing in (a) or (b) of this definition, enacted, issued or promulgated by a Governmental Authority;
to the extent, for each of the foregoing in (a), (b) and (c) of this definition, applicable to or binding upon (i) a Party, its affiliates, its shareholders, its members, it partners or their respective representatives, to the extent any such person is engaged in activities related to the Services; or (ii) the property of a Party, its affiliates, its shareholders, its members, its partners or their respective representatives, to the extent such property is used in connection with the Services or an activity related to the Services.
Client will have the meaning given to such term in the Preamble to this Agreement.
Client’s Representative will have the meaning given to such term in Section 4.1
Design-Build Agreement will have the meaning given to such term in the Recitals to this Agreement.
Effective Date will have the meaning given to such term in the Preamble to this Agreement.
Engineer will have the meaning given to such term in the Preamble to this Agreement.
Engineer Responsible Parties will have the meaning given to such term in Section 4.10.
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

Governmental Approvals will mean any material authorizations or permissions issued or granted by any Governmental Authority to the Project, the Client, the Engineer, subcontractors and their affiliates in connection with any activity related to the Services.
Governmental Authority will mean any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal; in each case having jurisdiction over the Client, the Engineer, the Plant, or the Site.
Monthly Invoice will have the meaning given to such term in Section 5.7.
Party or Parties will have the meaning given to such term in the Preamble to this Agreement.
Phase I Deliverables will mean the Client’s deliverable obligations pursuant to Exhibit C attached to this Agreement.
Phase I Design Package will have the meaning given to such term in Section 3.2.
Phase II Deliverables will mean the Client’s deliverable obligations pursuant to Exhibit C
Phase II Design Package will have the meaning given to such term in Section 3.4 attached to this Agreement.
Plant will have the meaning given to such term in the Recitals to this Agreement.
Project will mean the Plant, together with all equipment, labor, services and materials furnished under the Design-Build Agreement.
Services will have the meaning given to such term in Section 3.1.
Site will mean the land or premises on which the Plant is located.
Subcontractor will mean any person or entity, including but not limited to independent engineers, associates, and consultants, retained by Engineer, or by any person or entity retained directly or indirectly by Engineer, in each case as an independent contractor, to perform a portion of the Services.
Work Product will have the meaning given to such term in Section 8.1.
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

Article 2
Retention of the Agent
     2.1 Retention of Services. On the terms and subject to the conditions hereinafter set forth, Client hereby retains Engineer to perform, and Engineer hereby agrees to perform, the Services. Engineer will provide such Services solely pursuant to the terms and conditions set forth herein including any indemnifications and limitations on liability.
Article 3
Engineer Responsibilities
     3.1 Services. Engineer shall perform the Phase I Design Package and Phase II Design Package engineering services necessary to facilitate Client’s completion of the Phase I and Phase II Site work required of Client prior to the issuance of a Notice to Proceed pursuant to the Design-Build Agreement (collectively, the “Services”).
     3.2 Phase I Design Package. (Grading and Drainage). The Phase I Design Package to be provided by Engineer shall consist of the engineering and design of the Plant Site and shall include the following drawings:
a)	Cover Sheet

b)	Property Layout Drawing

c)	Grading, Drainage and Erosion Control Plan Drawing (Multiple Drawings if Required)
i.	Used for Land Disturbance Permitting

ii.	Site grading is held 6-inches low for topsoil and seeding
d)	Roadway Alignment Drawing

e)	Culvert Cross Sections and Details (Multiple Drawings)

f)	Seeding and Landscaping (If Required)
Plan sets along with a Bid Tabulation Sheet will be supplied to the Client so all contractors bid the same quantities. A telephone conference call for a Phase I pre-bid meeting will be provided upon Client’s request.
     3.3 Delivery of Phase I Design Package. Engineer shall deliver the completed Phase I Design Package no later than 60 days after the receipt of all Phase I Deliverables.
     3.4 Phase II Design Package. The Phase II Design Package to be provided by Engineer shall provide the engineering and design of Site work and utilities for the Plant, all within the property line of Plant, and shall consist of the following:
a)	Cover Sheet

b)	Property Layout Drawing

c)	Site Grading and Drainage Drawing (Final Interior Plant Grading)
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

d)	Roadway Alignment

e)	Utility Layout (Fire Loop)

f)	Utility Layout (Potable Water)

g)	Utility Layout (Well Water) if using on-Site wells

h)	Utility Layout (Sanitary Sewer)

i)	Utility Layout (Utility Water Blowdown)

j)	Utility Layout (Natural Gas)
i.	Fagen Engineering provides a preferred routing through the Site, line size and pipe specifications are typically provided by the gas supplier.
k)	Geometric Layout (For Project Control Verification)

l)	Site Utility Piping Tables Drawing

m)	Tank Farm Layout Drawing

n)	Tank Farm Details Drawing

o)	Sections and Details Drawing (If required)

p)	Miscellaneous Details Drawing (If required)
A telephone conference call for a Phase 2 pre-bid meeting will be provided upon Client’s request.
     3.5 Delivery of Phase II Design Package. Engineer shall deliver the completed Phase II Design Package no later than 60 days after the receipt of all Phase II Deliverables.
     3.6 Delays. The Parties agree that Engineer shall not be responsible for delays in providing the Services under this Agreement due to factors beyond Engineer’s control.
     3.7 Utility Routing and Design Services Limited. The Parties agree that Engineer shall provide the routing and design for the utilities necessary for the Plant only within the Plant property line and up to the Plant property line, and that, for purposes of this Agreement, Engineer assumes a tie-in point to a city utility. The Parties agree that, if there is no city tie-in point, Engineer will route the utilities to the Plant property line and stop. Any special tie-in requirements necessary to connect the utilities at the Plant property line are not included in the compensation or the scope of this Agreement and shall only be designed and engineered by Engineer as change in the Project which affects the Services hereunder.
Article 4
Client Responsibilities
     4.1 Client’s Representative. Client shall, prior to the commencement of Services by Engineer, name a representative (“Client’s Representative”) with authority to receive information and transmit instructions for Client. Client’s Representative shall be vested with authority to act on behalf of Client and Engineer shall be entitled to rely on Client’s Representative’s communications with regard to the Services.
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

     4.2 Client’s Requirements. Client shall, prior to the commencement of Services by Engineer, provide Engineer with Client’s requirements for the Project, including objectives and constraints, design and construction standards, bonding and insurance requirements, and contract forms.
     4.3 Other Information. Prior to the commencement of Services by Engineer, Client shall provide Engineer with all other information available to Client and pertinent to the Project and the Services including, but not limited to, all items required pursuant to Exhibit C. The items required by Client pursuant to this Section 4.3 shall be furnished at Client’s expense, and Engineer shall be entitled to rely upon the accuracy and completeness thereof.
     4.4 Access to Property. Prior to the commencement of Services and as necessary during the performance of Services, Client shall arrange for access by Engineer upon public and private property, as required for the performance of the Services under this Agreement.
     4.5 Review of Documents. As related to the performance of Services hereunder, Client shall examine documents presented by Engineer, obtain legal and other advice as Client deems appropriate, and render written decisions within reasonable time. The items required by Client pursuant to this Section 4.5 shall be furnished at Client’s expense, and Engineer shall be entitled to rely upon the accuracy and completeness thereof.
     4.6 Consents, Approvals, Licenses and Permits. Prior to the commencement of Services and as necessary during the performance of the Services, Client shall obtain all consents, approvals, licenses, permits, and other Governmental Approvals necessary for the Project and for the performance of the Services. The items required by Client pursuant to this Section 4.6 shall be furnished at Client’s expense, and Engineer shall be entitled to rely upon the accuracy and completeness thereof.
     4.7 Bids. Client shall advertise for and open bids when scheduled.
     4.8 Other Services Client shall furnish all legal, accounting and insurance counseling services as may be necessary at any time for the Services, including auditing services the Client may require to verify the monthly invoices or to ascertain how or for what purposes the Engineer and/or Subcontractors have used the money paid by or on behalf of the Client.
     4.9 Service Outside Scope of Engineer’s Services. Client shall, at its own expense, as necessary for the performance and completions of the Services, provide any additional services necessary for Project that are outside scope of the Services provided by Engineer under this Agreement. Engineer shall be entitled to rely upon, as applicable, the completeness and accuracy of such additional services.
     4.10 Deviation from Design. Client shall indemnify and hold harmless Engineer, its employees, its agents, its affiliates, and any other persons or entities within its control or for whom Engineer would otherwise be responsible (“Engineer Responsible Parties”) against claims arising out of Engineer’s design, if there has been, in the completion of the Phase I and Phase II Site work required of Client prior to the issuance of a Notice to Proceed pursuant to the Design-
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

Build Agreement, a failure to follow Engineer’s recommendation and such deviation or failure caused the claims.
     4.11 Developments Affecting Scope or Timing of Services. Client shall promptly notify Engineer, in writing, when Client learns of contractor error or any development that affects scope or timing of Engineer’s Services.
Article 5
Compensation and Payment
     5.1 Compensation. In consideration of its performance of the Services, Client shall pay Engineer for Engineer’s time in the performance of the Services at a fixed fee of $92,500 (“Fixed Fee”) as compensation. Engineer’s compensation under this Section 5.1 shall be pursuant to the Time Fee schedule attached hereto as Exhibit A, as such schedule may be modified from time to time. The full amount of compensation paid by Client under this Section 5.1 shall be included in and credited to the Design-Build Agreement’s contract price if entered into upon payment in full by Client.
     5.2 Reimbursement of Subcontractor Expenses.
          5.2.1 Subcontractor charges related to time spent in the performance of the Services shall not be marked-up by Engineer. Client shall reimburse Engineer for costs related to Subcontractors’ time in accordance with the Subcontractors’ invoices for the work.
          5.2.2 Subcontractor reimbursable expenses will be marked up 10% in accordance with the Subcontractor’s invoices for the work.
     5.3 Fees for Work Outside Scope of Services. Fees for all work outside the scope of Engineer’s responsibilities described in Article 3, including change order work, shall be compensated as mutually agreed to in writing.
     5.4 Collection of Unpaid Amounts. If any amount due is not paid in accordance with this Agreement and Engineer must collect that amount, Engineer shall be entitled to recover, in addition to the amount due, the cost of collection, including reasonable attorney’s fees in connection with those collection efforts.
     5.5 Invoices. Engineer shall submit a monthly invoice (“Monthly Invoice”) for actual Services provided and for reimbursable expenses incurred by Engineer and any Subcontractors.
     5.6 Payment. Within thirty (30) days after Client’s receipt of each Monthly Invoice, Client shall pay Engineer all amounts due.
     5.7 Late Payment and Interest. If Client fails to make payment within thirty (30) days after receipt of Monthly Invoice, interest at maximum legal rate or at an annual rate of 18%, whichever is less, shall accrue
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

     5.8 Suspension for Failure to Pay. If Client fails to make payment within thirty (30) days after receipt of Monthly Invoice, Engineer may, at its option, after giving seven (7) days’ written notice, suspend services until all amounts due to Engineer by Client have been paid in full.
     5.9 Payments from Lawful Sources. Client shall provide for payment from one or more lawful source of all sums to be paid Engineer.
     5.10 Withholding Payments. Engineer’s compensation shall not be reduced on account of any amounts withheld from payment to Subcontractors.
     5.11 Purchase Orders. If Client issues a purchase order or other document to initiate the commencement of services hereunder, it is expressly agreed that any terms and conditions appearing thereon shall have no application and only the provisions of this Agreement shall apply.
     5.12 Changes in Project. If Client requests changes in the Project which affect the Services, compensation for and time of performance of Engineer’s services shall be adjusted appropriately.
Article 6
Construction Cost and Cost Estimates
     6.1 Cost Estimates. Client and Engineer acknowledge that Engineer has no control over cost of labor, materials, equipment of services furnished by others, over contractors’ methods of determining prices, or other competitive bidding or market conditions and that Engineer’s estimates of Project construction cost will be made on the basis of its employees’ experience and qualifications and will represent Engineer’s employees’ best judgment as experienced and qualified professionals, familiar with the construction industry. Engineer does not guarantee that proposal, bids, or actual construction cost will not vary from its estimates of Project cost and Client acknowledges the same.
Article 7
Termination
     7.1 Termination Upon Default. Either party may terminate this Agreement upon twenty (20) days’ written notice if the non-terminating party has defaulted through no fault of the terminating party.
     7.2 Termination Upon Abandonment of Plant. Client may terminate Engineer’s obligation to provide further services upon twenty (20) days’ written notice if Client abandons development of the Plant. In such event, all past due amounts for services rendered (including Subcontractor’s fees, if any) and any unpaid reimbursable expenses shall be immediately due and payable by Client.
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

Article 8
Ownership of Work Product
     8.1 Work Product. All tangible items prepared by Engineer, including but not limited to all drawings, specifications, calculations, data, notes and other materials and documents, including electronic data furnished by Engineer to Client and to Subcontractors under this Agreement (“Work Product”) shall be instruments of service, and Engineer shall retain the ownership and property interests therein, including the copyrights thereto.
     8.2 Copies Provided to Client. Client may retain copies of Work Product for reference; provided, however, that Client may not make copies of the Work Product available without Engineer’s written permission, and, granted such permission, may only do so to the extent such the use of such copies of the Work Product directly pertains to the Services, the Plant, or the construction thereof. Pursuant to Section 8.1 of this Agreement, Engineer retains ownership of and property interests in any Work Product made available and/or copied.
     8.3 Prohibited Use of Work Product. Reuse of the Work Product on any another Project without Engineer’s written consent is prohibited. Client shall indemnify and hold harmless Engineer Responsible Parties against claims resulting from such prohibited reuse. Said items are not intended to be suitable for completion of this Project by others.
     8.4 Derogation of Engineer’s Rights to Work Product. Submittal or distribution of Work Product in connection with the performance and completion of the Services and the construction of the Project does not constitute publication in derogation of Engineer’s rights and does not in any way diminish Engineer’s Work Product rights established herein..
Article 9
Successors and Assigns
     9.1 Successors. The parties intend that the provisions of this Agreement are binding upon the Parties, their employees, agents, heirs, successors and assigns.
     9.2 Written Consent Required. Neither party shall assign, sublet, or transfer any interest in this Agreement without written consent of the other; provided, however, that Engineer may employ such Subcontractors as it may deem appropriate and may transfer or assign any interest in this Agreement or the Work Product to Design-Builder without consent of Client.
     9.3 No Third-Party Beneficiaries. None of the provisions of this Agreement will be for the benefit of or enforceable by any person other than the Parties hereto, their successors and permitted assigns and legal representatives
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

Article 10
Warranty
     10.1 No Warranty Extended. Engineer shall use reasonable care to reflect requirements of all Applicable Laws, rules, or regulations of which Engineer has knowledge or about which Client specifically advises in writing, which are in effect on the date of this Agreement. ENGINEER INTENDS TO RENDER SERVICES IN ACCORDANCE WITH GENERALLY ACCEPTED PROFESSIONAL STANDARDS, BUT NO OTHER WARRANTY IS EXTENDED, EITHER EXPRESS OR IMPLIED, IN CONNECTION WITH SUCH SERVICES. Client’s rights and remedies in this Agreement are exclusive.
     10.2 No Responsibility for Construction. Engineer shall not be responsible for construction of the Plant, contractors’ construction means, methods, techniques, sequences, or procedures, or for contractors’ safety precautions and programs, or for contractors’ failure according to contract documents.
Article 11
Indemnification
     11.1 Engineer’s Indemnification. To the fullest extent permitted by law, Engineer shall indemnify and hold harmless Client, Client’s officers, directors, partners, employees, and agents from and against any and all claims for bodily injury and for damage to tangible property caused solely by the negligent acts or omissions of Engineer or Engineer Responsible Parties and Engineer’s Engineers in the performance and furnishing of Engineer’s services under this Agreement. Any indemnification shall be limited to the terms and amounts of coverage of the Engineer’s insurance policies.
     11.2 Client’s Indemnification. To the fullest extent permitted by law, Client shall indemnify and hold harmless Engineer, Engineer’s officers, directors, partners, employees, and agents and Engineer’s Engineers from and against any and all claims for bodily injury and for damage to tangible property caused solely by the negligent acts of omission of Client or Client’s officers, directors, partners, employees, agents, and Client’s Engineers with respect to this Agreement or the Project.
     11.3 Hazardous Materials Indemnification. In addition to the indemnity provided under this section, and to the fullest extent permitted by law, Client shall indemnify and hold harmless Engineer and its officers, directors, partners, employees, and agents and Engineer’s Engineers from and against all claims, costs, losses, and damages (including but not limited to all fees and charges of engineers, architects, attorneys, and other professionals and all court of arbitration or other dispute resolution costs) caused by, arising out of, or relating to the presence, discharge, release, or escape of asbestos, PCBs, petroleum, hazardous waste, or radioactive materials at, on, under, or from the Site.
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

Article 12
Dispute Resolution
     12.1 Arbitration. In an effort to resolve any conflicts that arise out of or relate to this Agreement, the Client and the Engineer agree that all disputes shall be submitted first to nonbinding mediation. If mediation does not resolve the conflicts, the controversy shall be decided by final and binding arbitration conducted in Minneapolis, Minnesota in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then in effect, unless the Parties mutually agree otherwise.
The award of the arbitrator(s) shall be final and binding upon the parties without the right of appeal to the courts. Judgment may be entered upon it in accordance with Applicable Law by any court having jurisdiction thereof.
Engineer and Client expressly agree that any arbitration pursuant to this Section 12.1 may be joined or consolidated with any arbitration involving any other person or entity (i) necessary to resolve the claim, dispute or controversy, or (ii) substantially involved in or affected by such claim, dispute or controversy. Both Engineer and Client will include appropriate provisions in all contracts they execute with other parties in connection with the Services to require such joinder or consolidation.
The prevailing party in any arbitration, or any other final, binding dispute proceeding upon which the parties may agree, shall be entitled to recover from the other party reasonable attorneys’ fees and expenses incurred by the prevailing party.
Article 13
Confidentiality
     13.1 Non-Disclosure Obligation. Except as required by court order, subpoena, or Applicable Law, neither Party shall disclose to third parties any confidential or proprietary information regarding the other Party’s business affairs, finances, technology, processes, plans or installations, product information, know-how, or other information that is received from the other Party pursuant to this Agreement or the Parties’ relationship prior thereto or is developed pursuant to this Agreement, without the express written consent of the other Party, which consent shall not be unreasonably withheld. The Parties shall at all times use their respective reasonable efforts to keep all information regarding the terms and conditions of this Agreement confidential and shall disclose such information to third Persons only as reasonably required for the permitting of the Project; financing the development, construction, ownership, operation and maintenance of the Plant; or as reasonably required by either Party for performing its obligations hereunder and if prior to such disclosure, the disclosing Party informs such third Persons of the existence of this confidentiality obligation and only if such third Persons agree to maintain the confidentiality of any information received. This Article 13 shall not apply to information that was already in the possession of one Party prior to receipt from the other, that is now or hereafter becomes a part of the public domain through no fault of the Party wishing to disclose, or that
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

corresponds in substance to information heretofore or hereafter furnished by third parties without restriction on disclosure.
     13.2 Publicity and Advertising. Neither Client nor Engineer shall make or permit any of their subcontractors, agents, or vendors to make any external announcement or publication, release any photographs or information concerning the Project or any part thereof, or make any other type of communication to any member of the public, press, business entity, or any official body which names the other Party unless prior written consent is obtained from the other Party, which consent shall not be unreasonably withheld.
     13.3 Term of Obligation. The confidentiality obligations of the Parties pursuant to this Article 13 shall survive the expiration or other termination of this Agreement.
Article 14
Miscellaneous
     14.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with, the substantive laws of the state of Minnesota, without regard to the conflict of laws provisions thereof.
     14.2 Severability. If any provision or any part of a provision of the Agreement shall be finally determined to be superseded, invalid, illegal, or otherwise unenforceable pursuant to any applicable Legal Requirements, such determination shall not impair or otherwise affect the validity, legality, or enforceability of the remaining provision or parts of the provision of the Agreement, which shall remain in full force and effect as if the unenforceable provision or part were deleted.
     14.3 No Waiver. The failure of either Engineer or Client to insist, in any one or more instances, on the performance of any of the obligations required by the other under this Agreement shall not be construed as a waiver or relinquishment of such obligation or right with respect to future performance.
     14.4 Captions and Headings. The table of contents and the headings used in this Agreement are for ease of reference only and shall not in any way be construed to limit, define, extend, describe, alter, or otherwise affect the scope or the meaning of any provision of this Agreement.
     14.5 Engineer’s Accounting Records. Records of Engineer’s personnel time, reimbursable expenses, and accounts between parties shall be maintained on a generally recognized accounting basis.
     14.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

same Agreement, and may be executed and delivered by facsimile signature, which shall be considered an original.
     14.7 Survival. Notwithstanding any provisions herein to the contrary, the Work Product provisions set forth in Article 8 and the indemnity obligations set forth herein shall survive (in full force) the expiration or termination of this Agreement, and shall continue to apply to the Parties to this Agreement even after termination of this Agreement or the transfer of such Party’s interest in this Agreement.
     14.8 No Privity with Client’s Contractors. Nothing in this Agreement is intended or deemed to create any legal or contractual relationship between Engineer and any Client contractor or subcontractor retained to perform the Phase I and Phase II Site work required of Client prior to the issuance of a Notice to Proceed pursuant to the Design-Build Agreement.
     14.9 Amendments. This Agreement may not be changed, altered, or amended in any way except in writing signed by a duly authorized representative of each Party.
     14.10 Entire Agreement. This Agreement consists of the terms and conditions set forth herein, as well as the Exhibits hereto, which are incorporated by reference herein and made a part hereof. This Agreement sets forth the full and complete understanding of the Parties as of the Effective Date with respect to the subject matter hereof.
     14.11 Notice. Whenever the Agreement requires that notice be provided to a Party, notice shall be delivered in writing to such party at the address listed below. Notice will be deemed to have been validly given if delivered (i) in person to the individual intended to receive such notice, (ii) by registered or by certified mail, postage prepaid to the address indicated in the Agreement within four (4) days after being sent, or (iii) by facsimile, by the time stated in a machine-generated confirmation that notice was received at the facsimile number of the intended recipient.
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

     If to Engineer, to:
Fagen Engineering LLC
501 W. Highway 212
P. O. Box 159
Granite Falls, MN 56241
Attention: John Austgen
Fax: (320) 564-4861
     with a copy to:
Fagen, Inc.
501 W. Highway 212
P. O. Box 159
Granite Falls, MN 56241
Attention: Bruce Langseth
Fax: (320) 564-3278
     If to Client, to:
Mr. Tom Lynch
President
Siouxland Ethanol LLC
PO Box 147
110 E Elk Street
Jackson, NE 68743
     14.12 Extent of Agreement. This Agreement and the Exhibits incorporated therein represent the entire agreement between the parties and may be amended only by written instrument signed by both parties.
     14.13 Subrogation Waiver. The parties waive all rights against each other, and against contractors engineer, agents, and employees of the other for damages covered by any property insurance during construction, and each shall require similar waivers from their contractors, Engineers, and agents
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

IN WITNESS WHEREOF, the parties hereto have caused their names to be hereunto subscribed by their officers thereunto duly authorized, intending thereby that this Agreement shall be effective as of this September 28, 2005.

SIOUXLAND ETHANOL, LLC		FAGEN ENGINEERING, INC

By:	/s/ Tom Lynch	By:	/s/ John R. Austgen

Title:	President	Title:	Vice President

Address for giving notices:		Address for giving notices:

110 E Elk Street		501 West Highway 212
PO Box 147		PO Box 159
Jackson, NE 68743		Granite Falls, MN 5624
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

Exhibit A is not used for this Contract.
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

Exhibit B is not used for this Contract.
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

EXHIBIT C
Client’s Deliverable Site Obligations
Phase I Deliverables
          Prior to Engineer’s commencement of the Phase I Design Package work, the Client shall provide Engineer with the following Phase I Deliverables:
1.	A legal description of the Site

2.	Temporary and permanent easements, zoning, and other requirements and encumbrances affecting land use or necessary to permit the proper design and construction of the Project and enable Design-Builder to perform the Work

3.	To the extent available, as-built and record drawings of any existing structures at the Site

4.	Environmental studies, reports and impact statements describing the environmental conditions, including Hazardous Conditions, in existence at the Site

5.	Preliminary approval from Client’s Rail service provider of rail design as prepared by Client’s Rail Designer.

6.	Client’s written approval of final site layout including rail design and environmental permitting emission points.

7.	Review, comment, and written approval of Client’s air permit application.

8.	Topographic Survey to one (1) foot contours including property boundaries and at least two (2) benchmarks including existing service and utility lines.

9.	Soil borings logs for all soil borings complete at Engineer’s specified locations.

10.	Geotechnical Report regarding subsurface conditions with Client’s Geotechnical Engineer’s recommendations from Engineer approved Geotechnical Engineer (Terracon is preferred) including soil borings, and any other surveys or information available describing other latent or concealed physical conditions at the Site.

11.	On-site location for Storm Water discharge.

12.	Preliminary NPDES discharge location for water discharges from utility discharges including, but not limited to the water pre-treatment system, water softeners, and cooling tower blowdown.

13.	Preliminary indication of source, analysis, and location of Client’s water supply.

14.	Client’s risk insurance provider’s specific requirements for fire protection or approval to design fire protection to Liberty Insurance standards.

15.	Any special sizing or other requirements for ethanol storage tank farm.

16.	Preliminary location and design of administration building.
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005

Phase II Deliverables
          Prior to Engineer’s commencement of the Phase II Design Package work, the Client shall provide Engineer with the following Phase II Deliverables:
1.	Final location, source and quality of Client’s water supply.

2.	Off-site utility tie-in locations at or near the property lines (this includes, but is not limited to, gas supply, electrical supply, water supply if no on-site wells, on-site or off-site sanitary sewer)

3.	Final NPDES discharge location for Utility Water Blowdown.

4.	An insurance provider to allow the proper positioning and number of required hydrants and hydrants with monitors.

5.	Written approval of final rail design from the Client’s rail service provider.

6.	Final location and design (general arrangement) of the Client’s administration building.

7.	Final water pre-treatment design and operating parameters.

8.	Design and location of sanitary sewer discharge point of septic system.
Siouxland Ethanol, LLC
Phase I and Phase II Engineering Agreement
September 28, 2005